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                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 15 to the registration statement of Barr Rosenberg Series Trust on Form N-1A (the "Registration Statement") of our report dated May 23, 1997, relating to the financial statements and financial highlights of the U.S. Small Capitalization Series, Japan Series, and International Small Capitalization Series which are incorporated by reference into such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Statements," and "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



Price Waterhouse LLP
Boston, Massachusetts
July 17, 1997